Exhibit 99.1(b)

CONSENT OF DIRECTOR NOMINEE

In connection with the filing by ConversionPoint Holdings, Inc. of a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a nominee to the board of directors of ConversionPoint Holdings, Inc. in the Registration Statement, including the information incorporated by reference therein, and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 15th day of April, 2019.

/s/ Richard K. Howe

Richard K. Howe